Cardiff Oncology Announces Plans for a Randomized Trial in Metastatic Colorectal Cancer (mCRC), Durability of Responses in Ongoing Phase 1b/2 Trial in mCRC and Additional Business Updates

Next trial in RAS-mutated mCRC (ONSEMBLE) is a randomized Phase 2 trial to demonstrate onvansertib’s contribution to SoC and position for a possible accelerated approval opportunity; topline data expected in 2H 2024

Data from ongoing Phase 1b/2 trial in KRAS-mutated mCRC show durable responses to treatment, with a median duration of response (mDoR) of 11.7 months for all doses and 12.5 months for the recommended phase 2 dose
Initial data in Phase 2 trial in second-line pancreatic ductal adenocarcinoma (mPDAC) show 1 partial response (PR), 3 stable disease (SD) achieved in 5 evaluable patients treated with onvansertib plus SoC

Based on its current expectations and projections, the Company’s current cash resources are sufficient to fund its operations into 2025

Company management is hosting a webcast and conference call today at 4:30 PM ET

SAN DIEGO, September 12, 2022 – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers, today announced plans to conduct a randomized Phase 2 trial of onvansertib in combination with standard-of-care (SoC) FOLFIRI/bevacizumab in second-line RAS-mutated mCRC, durability of responses from its ongoing Phase 1b/2 clinical trial in KRAS-mutated mCRC and additional business updates.

“We designed our next clinical program in mCRC, a randomized Phase 2 trial we have named ONSEMBLE, to accelerate and de-risk our lead indication,” said Mark Erlander, PhD, chief executive officer of Cardiff Oncology. “Chief among ONSEMBLE’s objectives is to generate a randomized dataset to demonstrate the contribution of onvansertib over standard-of-care alone, validating the Phase 1b/2 trial results. These results show patients with different KRAS mutations experiencing durable responses to treatment with onvansertib plus standard-of-care, with an objective response rate and median progression-free survival that are well above historical benchmarks. In line with the FDA’s Project Optimus initiative, the ONSEMBLE trial will also seek to confirm the optimal dose of onvansertib in mCRC. We believe achieving these objectives could position onvansertib for a possible accelerated approval opportunity, though this would ultimately depend on the strength of the ONSEMBLE trial results.”

Dr. Erlander continued, “With regards to our ongoing Phase 2 trial in pancreatic cancer, we are pleased to announce encouraging initial results that show 4 out of 5 evaluable patients achieving disease control and remaining on-treatment as of the data cutoff date. Based in part on the strength of our results in mCRC and PDAC, as well as the unmet need and market opportunity in these indications, we will be focusing our resources on these programs and will not independently fund future clinical activities in prostate cancer. We will also continue to explore onvansertib’s potential in additional indications by leveraging investigator-initiated studies, which will allow us to operate with capital efficiency. Based on this approach and our current projections, we expect our current cash resources to fund company operations into 2025.”

mCRC Program: Topline data from ONSEMBLE, an open-label, randomized Phase 2 trial, expected in 2H 2024
Cardiff Oncology’s next trial in mCRC, ONSEMBLE, is designed to evaluate the safety and efficacy of onvansertib in combination with SoC FOLFIRI/bevacizumab in patients with second-line KRAS/NRAS-mutated mCRC. The trial is expected to enroll approximately 150 patients who will be randomized 1:1:1 to receive SoC alone, SoC plus 20 mg onvansertib, or SoC plus 30 mg onvansertib, with onvansertib administered on days 1-5 and 15-19 of 28-day treatment cycles. The primary endpoint of the trial is objective response rate (ORR). Progression-free survival (PFS) and duration of response (DoR) will be key secondary endpoints. Activation of the trial is expected in Q4 2022, with topline data expected in 2H 2024. If positive, Cardiff Oncology believes the trial results may position onvansertib for a possible accelerated approval opportunity in second-line KRAS/NRAS-mutated mCRC.

mCRC Program: Phase 1b/2 data presented at the ESMO Congress 2022 show durable responses to treatment
Data from the ongoing Phase 1b/2 trial of onvansertib plus FOLFIRI/bevacizumab in second-line KRAS-mutated mCRC show patients experiencing durable responses to treatment, with a median duration of response of 11.7 months (95% confidence interval (CI): 8.9 – not reached). The ORR across all evaluable patients in the trial (n=48) is 35%, with responses observed across multiple KRAS variants. Median PFS across all evaluable patients in the trial is 9.3 months (95% CI: 7.6 – 13.5). Historical control trials of different drug combinations, including the SOC of

FOLFIRI with bevacizumab, in similar patient populations have shown ORR and mPFS of 5 – 13% and approximately 4.5 – 5.7 months, respectively1-4. These data were recently featured in a poster presentation at the European Society for Medical Oncology (ESMO) Congress 2022.

mCRC Program: Analysis from Phase 1b/2 trial shows improved ORR and mPFS in bevacizumab naïve patients
A new subgroup analysis from the ongoing Phase 1b/2 clinical trial of onvansertib plus FOLFIRI/bevacizumab in second-line KRAS-mutated mCRC show an ORR of 69% and median PFS of 13.5 months in bevacizumab naïve patients (n=13). The ORR and mPFS for bevacizumab naïve patients were greater than those for the subgroup of trial participants with prior bevacizumab exposure (ORR=23%, mPFS=7.8 months, n=35), and for the population of all evaluable trial participants (ORR=35%, mPFS=9.3 months, n=48). This is well above historical control trials in mCRC which show an ORR of approximately 25% and a mPFS of approximately 6.9 months in bevacizumab naïve patients4-9. The observed increase in ORR in bevacizumab naïve patients was seen consistently across all patient characteristics and demographics in the trial. Based on these findings, the Company plans to stratify for prior bevacizumab exposure within the randomization of the ONSEMBLE trial and conduct preclinical studies to explore the apparent synergy between onvansertib and bevacizumab.

Metastatic PDAC Program: 1 partial response, 3 stable disease achieved in 5 evaluable patients
Preliminary data from 5 evaluable patients in an ongoing open-label Phase 2 trial of onvansertib in combination with nanoliposomal irinotecan and 5-FU in second-line metastatic PDAC show 1 patient achieving an initial partial response (PR) and 3 patients achieving stable disease (SD). The 4 patients achieving SD or a PR remain on study. The fifth evaluable patient discontinued the study due to progressive disease and an additional 3 patients are on-study and awaiting their first post-baseline scan as of the data cutoff date. Based on prior clinical studies, the historical ORR and median PFS for second-line PDAC patients are 7.7% and 3.1 months, respectively10,11. Additional data from the ongoing Phase 2 trial are expected in Q2 or Q3 2023.

Prostate Cancer Program
Following a strategic review of its clinical data in metastatic castrate-resistant prostate cancer (mCRPC), as well as the current and projected therapeutic landscape in this indication, the Company has decided it will not independently fund any future clinical activities in mCRPC.

Investigator-initiated Trials in Triple Negative Breast Cancer (TNBC) and Small Cell Lung Cancer (SCLC)
A single-arm, Phase 1b/2 trial of onvansertib in combination with paclitaxel in patients with unresectable locally advanced or metastatic TNBC is open for enrollment at Dana Farber Cancer Institute (DFCI). In Phase 1b, approximately 14-16 patients will be treated with different doses of onvansertib in combination with a fixed dose of paclitaxel to determine the maximum tolerated dose and recommended phase 2 dose (RP2D) of onvansertib. In Phase 2, approximately 34 patients will be treated with the selected onvansertib RP2D in combination with paclitaxel. The primary endpoint of Phase 2 of the trial is ORR, with PFS included as a secondary endpoint. Preliminary data from the trial are expected in Q4 2023 or Q1 2024. For more information, please visit NCT05383196.

A single-arm, two-stage, Phase 2 trial of onvansertib monotherapy in patients with relapsed SCLC is open for enrollment at the University of Pittsburgh Medical Center (UPMC). The trial is designed to enroll 15 patients in Stage 1, with the study proceeding to Stage 2 if 2 or more Stage 1 patients achieve an objective response. Stage 2 is designed to enroll an additional 20 patients. The primary endpoint of the trial is ORR, while key secondary endpoints include PFS and overall survival. Preliminary data from the trial are expected in Q2 or Q3 2023. For more information, please visit NCT05450965.

Webcast and Conference Call
Cardiff Oncology will host a webcast and conference call to discuss its clinical data, business updates, and corporate strategy today at 4:30 PM ET. To access the call, please dial 1-877-407-9208 (domestic) or 1-201-493-6784 (international) and refer to conference ID 13731618. The conference call will also be webcast live and a link to the webcast can be accessed here. A replay of the webcast will be available by visiting the "Events" section of the Cardiff Oncology website after its conclusion.

References
1.Giessen et al., Acta Oncologica 2015, 54, 187-193
2.Cremolini et al., Lancet Oncol 2020, 21, 497–507
3.Antoniotti et al., Correspondence Lancet Oncol. June 2020
4.Bennouna et al., Lancet Oncol. 2013, 14, 29–37
5.Hansen et al., Cancers 2021, 13, 1031
6.Tabernaro et al. Eur J Cancer, 2014, 50, 320-332

7.Van Cutsem et al., J. Clin. Oncol. 2012, 30,3499–3506
8.Tabenaro et al, Lancet Oncol 2015, 16, 499–508
9.Beretta et al., Med Oncol 2013, 30:486
10.Wang-Gillam A, Li C-P, Bodoky G, et al. Lancet 2016, 387:545-57
11.Waters AM, Der CJ. Cold Spring Harb Perspect Med 2018, 8(9)

About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers. Our lead asset is onvansertib, a PLK1 inhibitor we are evaluating in combination with standard-of-care (SoC) therapeutics in clinical programs targeting indications such as KRAS/NRAS-mutated metastatic colorectal cancer (mCRC) and metastatic pancreatic ductal adenocarcinoma (mPDAC). These programs and our broader development strategy are designed to target tumor vulnerabilities in order to overcome treatment resistance and deliver superior clinical benefit compared to the SoC alone. For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Cardiff Oncology's expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology's current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; delays in initiation and completion of our clinical trials, our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that our product candidate will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology's Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Cardiff Oncology Contact:
James Levine
Chief Financial Officer
858-952-7670
jlevine@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications
315-879-8192
ajobe@lifescicomms.com

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